Exhibit 19

Policies & Procedures

	EFFECTIVE DATE:	January 1, 2024

Title: INSIDER TRADING POLICY	Supersedes: February 26, 2019	Total Pages: 5
POLICY1
Securities laws prohibit anyone who is aware of material non-public information about a company from trading in securities of that company, commonly known as “insider trading”. These laws also prohibit anyone who is aware of material non-public information from disclosing this information to others who may trade, commonly known as “tipping”. The Company has adopted this Insider Trading Policy for all of our directors, officers and employees and their family members, to prevent insider trading (or even the appearance of it).

This policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all employees and directors of the Company and its subsidiaries. The second part imposes special additional trading restrictions applicable to (i) all directors and officers of the Company (“Company Insiders”) and (ii) certain other employees, who because of their position, responsibilities, or their actual or potential access to material information, may be designated from time to time by the Company (“Restricted Insiders”).

Every provision of this policy that applies to you also applies to your immediate family members and anyone else living with you, as well as any trusts, corporations, and other entities controlled by you. You are responsible for ensuring that these people and entities comply with this policy.

Insider trading is illegal, and a violation of this policy could result in severe consequences, including termination of employment.

GENERAL
1 While the provisions of this policy do not apply to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

TMO -- Insider Trading Policy (January 2024)

Exhibit 19

What is Material Non-Public Information?

Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Common examples of information that may be material include:

•earnings results, estimates, and guidance on earnings and changes in previously released earnings results, estimates or guidance, or other performance-related measures or metrics;
•significant business trends, metrics, or strategies, including significant changes in sales volumes, market share, production scheduling, product pricing, mix of sales, or strategic plans or significant developments in products or services;
•gain or loss of substantial customers, vendors, suppliers, partnerships, and properties, including execution or termination of significant contracts;
•major changes in the Company’s management or the Board of Directors;
•significant proposed mergers, acquisitions, investments, or divestitures;
•significant cybersecurity incidents; and
•developments in significant litigation or government investigations.
This list is not intended to provide a full list of information that could be material. If you are unsure whether the information is material and you wish to trade, you should consult with us by sending your inquiry to trading@thermofisher.com.

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within the Company. For information to be considered public, three criteria must be met:

•the information has been widely circulated (such as by press release or an SEC filing);
•the information was an “official” announcement (rumors and speculation in the public are insufficient, even if the information is accurate); and
•the public has had time to absorb and evaluate the information. At least two full trading days must have passed following its formal release (by a press release or other official announcement) before the information is considered public. For example, if the Company announces earnings results via a press release before

TMO -- Insider Trading Policy (January 2024)

Exhibit 19

trading begins on a Wednesday, the information is considered public at the opening of the market on Friday.

What is a trade?

The term “trade” or “trading” means any purchase, sale, or other transaction to acquire, transfer, or dispose of securities, including gifts or other contributions, exercises of stock options granted under the Company’s stock plans, and sales of stock acquired upon the exercise of stock options.

What are securities?

The term “securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

PART I
1.GENERAL POLICY: PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NON-PUBLIC INFORMATION; PROHIBITION ON TIPPING OTHERS
General. You may not trade the Company’s securities at any time when you have material non-public information about the Company. You also may not trade the securities of a company other than Thermo Fisher about which you have material non-public information if you learned that information as a result of your employment with Thermo Fisher.

Tipping. You may not disclose to any other person any material non-public information, and you may not make trade recommendations based on material non-public information. You should also be careful before trading on the recommendation of others to make sure that the recommendation is not the result of an illegal “tip”.

Application After Departure. If you leave the Company at a time when you are aware of material non-public information, you will be subject to this policy until the information has become public or is no longer material.

2.EXCEPTIONS

The following are generally allowed under this policy:
•exercises of stock options awarded under the Company’s stock incentive plans where none of the underlying shares received upon the exercise of such option are sold (whether to pay for the exercise of the option, pay taxes, etc.);
•surrender of shares to the Company in satisfaction of tax withholding obligations relating to awards under the Company’s stock incentive plans;

TMO -- Insider Trading Policy (January 2024)

Exhibit 19

•purchases under the Company’s employee stock purchase plan (ESPP);
•investments in the Company’s stock fund in the Company’s 401(k) plan made through automatic payroll deductions (although you should not make changes to your allocations in the Company’s 401(k) plan with respect to the Company stock fund while in possession of material non-public information); and
•the execution of transactions under an Approved 10b5-1 Plan (see Part II, Section 3 for more information).

3.PENALTIES FOR VIOLATION

Following this policy is a requirement of our work here at the Company. A violation of this policy may be considered a violation of the Company’s Code of Business Conduct and Ethics. Violations of insider trading laws can also result in severe civil and criminal penalties.

4.INQUIRIES

If you have any questions regarding any of the provisions of this policy, please contact trading@thermofisher.com.
PART II
1.BLACKOUT PERIODS
General. All Company Insiders and Restricted Insiders are prohibited from trading in the Company’s securities during blackout periods, as described below.

Earnings Blackout Periods. The earnings blackout period begins two weeks before the end of each fiscal quarter and ends two trading days after the date the Company’s earnings results for the quarter are publicly disclosed via press release.

Other Blackout Periods. From time to time, other types of material non-public information about the Company (such as mergers, acquisitions, dispositions, or other significant developments) may be pending and not publicly disclosed. While such material non- public information is pending, the Company may impose special blackout periods during which Company Insiders or Restricted Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify those affected.

2.PRE-CLEARANCE OF TRANSACTIONS

General. Company Insiders must submit a request for pre-clearance in advance of a proposed transaction. Requests must be in writing, and approval for the transaction will generally be granted only during open windows. Transactions must occur during the ope

TMO -- Insider Trading Policy (January 2024)

Exhibit 19

window period in which the approval is granted and in any event within five business days from the date of approval. Pre-clearance is not required for transactions under Approved 10b5-1 Plans.

Section 16 Reporting. Directors and executive officers of the Company who are subject to Section 16 reporting must instruct any third party that is trading on their behalf, to send same-day confirmations of all transactions to the Corporate Secretary.

3.APPROVED 10B5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934 offers a way for you to transact in Company stock over a period of time, even if you become aware of material, non-public information during such period. The trading restrictions outlined in this policy do not apply to transactions under Rule 10b5-1 plans that have been reviewed and approved by the Company (an “Approved 10b5-1 Plan”). Any amendment or early termination of an Approved 10b5-1 Plan must also be approved. All Approved 10b5-1 Plans must be adopted during an open window. Requests for assistance or approval of such plans may be sent to trading@thermofisher.com.

4.OTHER PROHIBITIONS ON TRADING ACTIVITIES
Company Insiders are prohibited from engaging in any of the following types of transactions:
•short sales of company securities;
•purchases or sales of puts or calls;
•transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities; and
•borrowing against Company securities held in a margin account or pledging Company securities as collateral for a loan.

5.HARDSHIP EXEMPTIONS

In certain limited circumstances, a transaction that would otherwise be prohibited by this policy may be permitted if, prior to the transaction, the Corporate Secretary determines that the transaction is consistent with the purposes of this policy and applicable law. The existence of a personal financial emergency is not an excuse from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy. Any request for a hardship exemption should be directed to trading@thermofisher.com.

TMO -- Insider Trading Policy (January 2024)